Exhibit 10.7

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

dated as of December 30, 2016

by and between

BAKER HUGHES OILFIELD OPERATIONS, INC.

and

BJ SERVICES, LLC

i

Exhibits and Schedules

Schedule 2.1	Services

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is made as of December 30, 2016 (the “Effective Date”) by and between BJ Services, LLC, a Delaware limited liability company (the “Company”), and Baker Hughes Oilfield Operations, Inc., a California corporation (“Baker Hughes”). Each of the Company and Baker Hughes is referred to as a “Party” and, collectively, are referred to as the “Parties.”

RECITALS

WHEREAS, the Company, Baker Hughes, Allied Completions Holdings, LLC, a Delaware limited liability company, and Allied Energy JV Contribution, LLC, a Delaware limited liability company, have entered into the Contribution Agreement (as defined below), which provides, among other things, upon the terms and subject to the conditions thereof, for the execution and delivery of this Agreement; and

WHEREAS, in furtherance of the transactions contemplated by the Contribution Agreement, the Parties desire that Baker Hughes shall provide or cause to be provided to the Company certain services and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Contribution Agreement. The following terms shall have the meaning ascribed thereto for purposes of this Agreement, including all Schedules hereto:

“Additional Services” means the additional services to be provided pursuant to Section 2.3.

“Agreement” means this Agreement, including any Schedules attached hereto.

“Baker Hughes” has the meaning the preamble to this Agreement specifies.

“Baker Hughes Indemnified Party” has the meaning Section 5.1 specifies.

“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim, demand or Proceeding of the specified Person made or pending against any other Person for Damages to the specified Person.

“Claim Notice” has the meaning Section 5.5(b) specifies.

“Company” has the meaning the preamble to this Agreement specifies.

“Company Indemnified Party” has the meaning Section 5.4 specifies.

“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit or, with respect to any equity interests, the waiver or lapse of any right of first refusal or similar Lien.

“Contribution Agreement” means the Contribution Agreement dated as of November 29, 2016 among the Company, Baker Hughes, Allied Completions Holdings, LLC and Allied Energy JV Contribution, LLC.

“Damage” or “Damages” means any damage, expense, fine, penalty, loss, liability, award, judgment, obligation, amount paid in settlement, interest, cost and expense (including reasonable fees and expenses of attorneys, consultants and experts and Claim or Proceeding costs incurred in investigating, preparing or defending the foregoing).

“Direct Claims” has the meaning Section 5.7(a) specifies.

“Dispute” has the meaning Section 8.6(a) specifies.

“Effective Date” has the meaning the preamble to this Agreement specifies.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.

“Force Majeure Event” means any event or circumstance that is beyond the reasonable control of the party affected thereby, including lightning, earthquakes, tornadoes, hurricanes, floods, wash outs, storms, fires, explosions, epidemics, acts of God, other natural disasters, computer crimes, cyber terrorism, actions by any Governmental Authority, insurrections, riots, civil disturbance, sabotage, terrorism, vandalism, acts of war (whether declared or undeclared) or armed hostilities, confiscation, seizure, arrests or other restraints by a Governmental Authority, blockades, embargoes, boycotts (with respect to blockades, embargoes and boycotts, those in effect on or after the date of this Agreement), strikes, lockouts, labor unrest, and any failure of energy sources.

“Indemnified Party” means a Baker Hughes Indemnified Party or a Company Indemnified Party, as applicable.

“Indemnifying Party” has the meaning Section 5.5(b) specifies.

“Monthly Statement” has the meaning Section 3.2 specifies.

“Party” and “Parties” have the meanings the preamble to this Agreement specifies.

“Permit” means any authorization, consent, approval, permit, franchise, waiver, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity.

“Proceeding” means any action, case, audit, examination, proceeding, claim, grievance, suit, arbitration, inquiry, litigation or investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) conducted by or pending before any Governmental Authority or any arbitrator or mediator.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, investment bankers, consultants, intermediaries or agents of any kind, or any other representatives acting on behalf of that Person.

“Sales Tax” means any sales, value added, goods and services or similar Tax imposed under applicable law with respect to the Services.

“Security Regulations” means System security policies, procedures and requirements.

“Service Charges” has the meaning Section 3.1(b) specifies.

“Service Coordinator” means the respective representative nominated by the Company, on the one hand, and Baker Hughes, on the other, in accordance with Section 2.4 to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement.

“Services” means (i) the services to be provided to the Company by Baker Hughes as set forth in Schedule 2.11 attached hereto and (ii) the Additional Services. For the avoidance of doubt, each line-item set forth in Schedule 2.1 or in the Schedules hereto shall be deemed a “Service.”

“Systems” means the computer, software, communications or information networks or systems of any Party or its Affiliates, and any related documentation.

“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, consumption, harmonized sales, franchise, margin, levies, imposts, capital, capital gains, bank shares, withholding, payroll,

[1]	Note to Draft: Prior to the Effective Date, Partner may add the current form of Schedule 2.1 a one time data download by the Company of (i) 12 months of all internally reported MVI’s, (ii) 12 months of mileage by location / product line, (iii) current and prior 3 years of WCB EMR and Loss Runs, (iv) 12 months of TRIR (TRIF) by location / product line, (v) 12 months of Hours of service by location / product line and (vi) 36 months of Reportable Spill / Environmental Reporting, in each case solely to the extent Baker Hughes is able to provide such services using commercially reasonable efforts.

employer health, real property, personal property, customs duties, employment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental, escheat, abandoned property or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax imposed by any Governmental Authority, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means the returns, reports, declaration of estimated Tax, information returns and other forms or documents (including any amendments thereto and any related or supporting information) filed or required to be filed with any Taxing Authority in connection with any Tax.

“Termination Charges” means, with respect to any terminated Service (i) all payment obligations accrued prior to the effective date of termination with respect to such Service (including, for the avoidance of doubt, prorated Service Charges with respect to the month in which the termination occurs) and (ii) all costs and expenses Baker Hughes remains obligated to pay to third parties in connection with, and attributable to, the provision of such Service as noted in Schedule 2.1.

ARTICLE II

SERVICES

Section 2.1 Services. Subject to the terms and conditions of this Agreement, Baker Hughes agrees to provide or cause to be provided to the Company the Services. Each Party acknowledges and agrees that, except as may be expressly set forth herein as a Service (including Additional Services to be provided pursuant to Section 2.3 below), no Party shall be obligated under this Agreement to provide, or cause to be provided, any service or goods to any other Party.

Section 2.2 Information Access. Without limiting any provision of this Agreement, the Parties acknowledge and agree that access to information relating to the Baker Hughes Contributed Business is governed by the Contribution Agreement and the LLC Agreement (as defined in the Contribution Agreement).

Section 2.3 Additional Services. After the date hereof, if the Company identifies a service that Baker Hughes or any of its Affiliates provided to the Baker Hughes Contributed Business prior to the Effective Date that the Company or its Subsidiaries reasonably need in order for the Baker Hughes Contributed Business to continue to operate in substantially the same manner in which the Baker Hughes Contributed Business operated prior to the Effective Date, and such service was not included in Schedule 2.1 (other than because the Parties agreed such service shall not be provided), then the Parties shall use commercially reasonable efforts to agree as to the nature, cost, duration and scope of such requested service and, assuming such agreement is reached and approved by the Parties, Baker Hughes shall provide or cause to be provided such requested service in accordance with the standard of performance for theServices set forth in Section 2.6(a) (such additional services, the “Additional Services”). The Parties shall supplement in writing the Schedules hereto to include such Additional Services.

Section 2.4 Service Coordinators. The Company and Baker Hughes will each nominate in writing a Service Coordinator. The initial Service Coordinators shall be Warren Zemlak and Ralph Foxworthy for the Company and Baker Hughes, respectively. Unless the Company and Baker Hughes otherwise agree in writing, the Parties agree that all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators in accordance with Section 8.7 hereof. Each of the Parties shall be entitled to reasonably rely upon any directions, instructions, consents, approvals, authorizations or other communications provided by a Service Coordinator of the other Party that is consistent with the provisions of this Agreement as being authorized by the other Party without inquiring behind such act or ascertaining whether such Service Coordinator had authority to so act, and any action taken by a Service Coordinator pursuant to this Agreement shall be deemed to have been taken on behalf of the Company or Baker Hughes, as applicable; provided, however, that no such Service Coordinator shall have authority to amend this Agreement except in accordance with Section 8.1. Unless otherwise provided herein, the Company and Baker Hughes shall advise each other promptly in writing of any change in their respective Service Coordinators, setting forth the name of the replacement, and stating that the replacement Service Coordinator is authorized to act for such Party in accordance with this Section 2.4.

Section 2.5 Third-Party Services. Baker Hughes shall have the right, whenever it deems necessary or advisable, to hire third-party subcontractors or acquire rights from third parties to provide or cause to be provided all or part of any Service hereunder; provided, that (a) Baker Hughes shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to Baker Hughes and the use of such contractor shall not result in any greater expense to the Company than would have accrued had Baker Hughes directly provided such Service; (b) Baker Hughes shall in all cases remain responsible for all of its obligations hereunder, including with respect to the scope of the Services, the standard of performance for the Services as set forth in Section 2.6 hereof, the content of the Services provided to the Company and the cost of the Service as agreed pursuant to this Agreement and (c) the Company shall have the right to terminate such Service pursuant to the terms of Section 4.2(b). Subject to Section 3.1(b), the cost of such third-party Services or acquisition of such rights (including, for the avoidance of doubt, any Sales Taxes) shall be billed to and paid for by the Company in the manner set forth in Schedule 2.1 and Article III; provided, however, that the Parties shall use commercially reasonable efforts to provide for as soon as is reasonably practicable direct billing and payment arrangements between the Company and such third party and, upon entry into such arrangements between the Company and such third party, the Services provided by Baker Hughes through such third party shall be deemed terminated under this Agreement.

Section 2.6 Standard of Performance; Disclaimer of Warranty; Limitation of Liability.

(a) Except as otherwise provided in this Agreement, and provided that Baker Hughes is not restricted by Law, Baker Hughes agrees to use commercially reasonable efforts to perform the Services, exercising in all material respects the degree of care, priority and diligence as Baker Hughes exercised and performed to support the Baker Hughes Contributed Business in the twelve (12) month period prior to the Effective Date. In the event there is any restriction on Baker Hughes by Law that would restrict the nature, quality, or standard of care applicable to delivery of the Services to be provided by Baker Hughes to the Company, Baker Hughes shall use its commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 2.6.

(b) THE PARTIES ACKNOWLEDGE THAT BAKER HUGHES IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT BAKER HUGHES IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO THE COMPANY FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE CONTRIBUTION AGREEMENT. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY BAKER HUGHES WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. NOTHING IN THIS SECTION 2.5(c) SHALL BE CONSTRUED TO LIMIT OR OTHERWISE ALTER ANY REPRESENTATION OR WARRANTY OF BAKER HUGHES SET FORTH IN THE CONTRIBUTION AGREEMENT.

Section 2.7 Service Boundaries and Scope.

(a) Except as provided in Schedule 2.1 for a specific Service: (i) Baker Hughes shall be required to provide, or cause to be provided, the applicable Services only to the extent such Services were provided by Baker Hughes in connection with the Baker Hughes Contributed Business in the ordinary course of business; and (ii) the Services shall be available only for purposes of conducting the Baker Hughes Contributed Business substantially in the manner it was conducted prior to the Effective Date. Except as expressly provided in Schedule 2.1 for a specific Service, in providing, or causing to be provided, the Services, in no event shall Baker Hughes be obligated to (A) maintain the employment of any specific employee or hire additional employees or third-party service providers, (B) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property), software or other assets, rights or properties, (C) make modifications to its existing computer, software, communications or information networks, (D) provide or cause to be provided any training, licensing or similar services to any person, (E) pay any costs related to the transfer or conversion of data, (F) provide software, networks or systems that relate to the preparation and filing of Tax Returns, calculation of Tax and similar matters or (G) except as expressly contemplated in the Contribution Agreement, provide legal services or provide any Tax advice or services, Tax accounting support, Tax Return preparation or filing services or support, or Tax audit or controversy support.

(b) At all times during the performance of the Services, all Persons performing Services (including Baker Hughes’ Representatives, contractors or independent third parties) by or on behalf of Baker Hughes shall be construed as being independent from the Company, and such Person shall not be considered or deemed to be an employee of the Company entitled to any employee benefits of the Company as a result of this Agreement. The responsibility of such Persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the Company in connection therewith, and such Persons shall not be responsible for decision-making on behalf of the Company. Such Persons shall not be required to report to management of the Company nor be deemed to be under the management or direction of the Company.

(c) This Agreement is not intended to, and in fact does not, revise, amend or terminate any (i) employee benefit or compensation arrangements, plans, policies, practices or programs established, maintained or sponsored by any Party, or to which any Party contributes, on behalf of any of its employees or officers, including without limitation, plans described in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended, and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control or fringe benefit or (ii) agreement to which any Party is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by such Party, whether as an employee, a nonemployee officer or director, including any employee leasing or service agreement and any noncompetition agreement.

Section 2.8 Cooperation. The Company shall cooperate in all reasonable respects and provide such further assistance as Baker Hughes may reasonably request in connection with the provision of Services hereunder, including by providing reasonable access during regular business hours upon reasonable prior notice to the Company’s facilities, documents and personnel and by providing access to the Company’s books and records as may be reasonably required in order to perform the Services or fulfill Baker Hughes’ obligations hereunder.

Section 2.9 Limited License to Intellectual Property and Software. Notwithstanding anything to the contrary in the Contribution Agreement or any of the Ancillary Agreements, each Party hereby grants to the other Party a license to any Intellectual Property Rights, including Software, owned by it and reasonably necessary for, and used in, providing or receiving the Services, solely for the limited purpose of providing or receiving such Services. The limited licenses granted in this Section 2.9 include the right to maintain copies of any Software and other tangible expressions of Intellectual Property Rights licensed hereunder and to exercise all reasonably necessary rights under related copyrights.

Section 2.10 Access to Systems.

(a) As a result of the provision of Services, certain employees of a Party may receive access to the other Party’s Systems. Each Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use. Each Party’s right to access and use is provided for the limited purpose of supporting the Services provided hereunder.

Individual access to such Systems is strictly limited to those employees of a Party approved by the other Party’s Service Coordinator, as applicable. To the extent a Party is granted access to the other Party’s Systems, such Party (i) shall use such Systems internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such Systems available to other organizations or Persons, and shall not act as a service bureau or consultant in connection with such Systems; (ii) shall comply with all of the other Party’s Security Regulations to the extent such Security Regulations have been provided to such Party; and (iii) shall not tamper with, circumvent or intentionally compromise any security or audit measures employed by the other Party. Each Party shall ensure that only those employees or other Persons acting on its behalf who are specifically authorized to have access to the other Party’s Systems gain such access and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its employees or other Persons acting on its behalf who might have access to the other Party’s Systems of the restrictions set forth in this Agreement and of the Security Regulations.

(b) If, at any time, a Party determines that (i) any employee of such Party or other Person acting on its behalf has sought to circumvent, or circumvents, the Security Regulations, (ii) any unauthorized employee of such Party or Person acting on its behalf has accessed the other Party’s Systems, or (iii) any employee of such Party or other Person acting on its behalf has engaged in activities that would reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or Software of the other Party, such Party shall promptly terminate any such employee’s or Person’s access to the other Party’s Systems and immediately notify the other Party’s Service Coordinator. In addition, each Party shall have the right to deny any employee of the other Party or other Person acting on its behalf access to the Systems upon notice to the other Party in the event that such Party reasonably believes that such employee or other Person has engaged in any of the activities set forth above in this Section 2.10(b) or otherwise poses a security concern. Each Party shall cooperate with the other Party in investigating any apparent unauthorized access to the Systems.

(c) To the extent any Party no longer requires access to the other Party’s Systems with respect to specific software, functions, systems or services, such other Party may, upon notice to such Party, terminate such Party’s access.

ARTICLE III

SERVICE CHARGES AND PAYMENTS

Section 3.1 Compensation and Reimbursement.

(a) General Principles Relating to Charges for Services. Subject to the specific terms of this Agreement, the compensation to be received by Baker Hughes for each Service provided hereunder by it and its Representatives will be the fees set forth in Schedule 2.1 relating to the particular Service.

(b) Service Fees. In consideration for the provision of a Service, the Company shall pay to Baker Hughes the mutually agreed fee for such Service set forth inSchedule 2.1, as modified to include any Additional Services (all such amounts contemplated by this Section 3.1(b), the “Service Charges”).

Section 3.2 Payment. Except as set forth on Schedule 2.1, within 30 days of each calendar month, Baker Hughes shall deliver to the Company a statement (each, a “Monthly Statement”) setting forth in reasonable detail for the period covered by such statement: (i) the applicable Service Charges and Services rendered and any other charges and fees due hereunder; (ii) the basis for the calculation of such amounts set forth in reasonable detail; and (iii) such additional information as may reasonably be requested by the Company at least 15 days in advance of such Monthly Statement. For the avoidance of doubt, the payment of Service Charges and of any amounts pursuant to the terms of the Contribution Agreement or any other Ancillary Agreements shall not be duplicative of any such other payments. Any amounts included in the Monthly Statement shall be in U.S. Dollars. The Company shall make the corresponding payment no later than 30 calendar days after delivery of the Monthly Statement. Interest will accrue on any unpaid amounts from the time such amounts are due until such amounts, together with all accrued and unpaid interest thereon, are paid in full at a per-annum rate of the overnight U.S. Dollar LIBOR interest rate plus 300 basis points. All timely payments under this Agreement shall be made without early payment discount. Any preexisting obligation to make payment for any Service Charges and any other charges and fees due hereunder shall survive the termination of this Agreement or any particular Service hereunder. The Parties shall cooperate to arrange for local invoicing where appropriate in order to comply with Applicable Laws for Sales Taxes and other reasonable purposes.

Section 3.3 Payment Disputes.

(a) The Company may object to any amounts owed under this Agreement at any time before, at the time of or at any time after payment is made, provided such objection is made in writing to Baker Hughes within 60 days following the date of receipt of the applicable Monthly Statement. As soon as practicable after receipt of any reasonable written request by the Company, Baker Hughes shall provide the Company with data and documentation supporting the calculation of a particular Service Charge. The Company shall timely pay the undisputed items in full in accordance with Section 3.2 pending resolution of the dispute; provided, that payment of any amount in respect of undisputed items shall not constitute approval thereof.

(b) In any dispute regarding the amount of a Service Charge, if after such dispute is finally adjudicated pursuant to the dispute resolution and/or judicial process set forth in Section 8.6, it is determined that the Service Charge that Baker Hughes has invoiced the Company, or that the Company has paid to Baker Hughes, is greater or less than the amount that the Service Charge should have been, then the amount of such over payment or under payment shall be reimbursed promptly; provided that, such amount may be applied to the Monthly Statement for the month immediately following such final adjudication.

Section 3.4 Error Correction. Each Party shall make adjustments to charges as required to reflect the discovery of undisputed errors or omissions in charges.

Section 3.5 Sales Taxes. The Service Charges do not include any Sales Tax. Baker Hughes shall invoice the Company for any Sales Tax as an explicit surcharge. All Sales

Taxes shall be paid by the Company to Baker Hughes in addition to any payment of fees for Services, whether such Sales Taxes are included in the applicable Monthly Statement, the applicable payment of fees for Services, or invoiced retroactively. Baker Hughes shall remit such Sales Tax to the applicable Taxing Authority in accordance with Applicable Law. If the Company submits to Baker Hughes a timely and valid resale or other exemption certificate reasonably acceptable to Baker Hughes and sufficient to support the exemption from any Sales Tax, then such Sales Tax will not be added to the Service Charges or invoiced to the Company; provided, however, that if Baker Hughes is ever required to pay such Sales Tax, the Company will promptly reimburse Baker Hughes for such Sales Tax, including any interest, penalties and reasonable attorney’s fees related thereto. The Parties will cooperate to minimize the imposition of any Sales Tax with respect to Services.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. Subject to Section 2.5 and the remainder of this Article IV, Baker Hughes shall provide its Services pursuant to this Agreement in the jurisdictions and for the time periods set forth on Schedule 2.1 relating to the specific Service.

Section 4.2 Termination. Notwithstanding anything herein or elsewhere to the contrary, any Service may be terminated as set forth in Schedule 2.1:

(a) by mutual written consent of the Parties;

(b) by the Company for any reason or no reason upon providing at least 30 days prior written notice to Baker Hughes of such termination, subject to Section 4.4;

(c) by Baker Hughes if the Company has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure is not cured within 30 days of the Company’s receipt of a written notice of such failure;

(d) by the Company if Baker Hughes has failed to perform, or cause to be performed, any of its material obligations under this Agreement relating to such Services, and such failure is not cured within 30 days of Baker Hughes’ receipt of a written notice of such failure; or

(e) by either Party, by providing written notice in accordance with Section 8.7, if the other Party shall: (i) file a petition in bankruptcy; (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within 60 calendar days) related to its liquidation, insolvency or the appointment of a receiver; (iii) make an assignment on behalf of all or substantially all of its creditors; or (iv) take any corporate action for its winding up or dissolution.

Section 4.3 Reduction in Scope. At any time during the term of this Agreement, the Company may, without cause and in accordance with the terms and conditions hereunder, request a reduction in scope or amount of one or more Services provided hereunder in one or more jurisdictions set forth in Schedule 2.1, and the Parties shall negotiate in good faith to agree to any such reduction in scope or amount and a correspondent reduction in Service Charge.

Section 4.4 Interdependent Services. Notwithstanding anything in Section 4.2 to the contrary, to the extent the provision of any Service is interdependent on the provision of any other Service or the termination of any Service without the termination of any other Service would result in undue cost or burden on Baker Hughes (as determined in good faith by Baker Hughes), such Services must be terminated concurrently.

Section 4.5 Extension of Duration. During the initial period of duration for any Service, unless otherwise specified in Schedule 2.1, upon reasonable request of the Company no later than 30 days prior to the expiration of the duration of such Service, the Company and Baker Hughes shall discuss in good faith extending the duration of such Service as well as any changes to the terms and fees applicable to such Service. In the event that the Parties reach an agreement with respect to such extension, the Parties shall amend Schedule 2.1 in writing to include such modified duration (and any changes to the terms and fees applicable to such Service) and such Service shall be provided in accordance with the terms and conditions of this Agreement for the duration of the agreed-upon extension period.

Section 4.6 Effect of Termination. Upon termination of a Service by the Company pursuant to Section 4.2, the Company shall be obligated to pay Termination Charges and this Agreement shall be of no further force and effect with respect to such Service in each jurisdiction in which such Service was terminated, except as provided in Section 8.13 hereof.

ARTICLE V

INDEMNIFICATION AND WAIVER

Section 5.1 Limited Liability of Baker Hughes. BAKER HUGHES SHALL NOT HAVE ANY LIABILITY IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION AND WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY OR OTHER TORT, UNDER LAW OR OTHERWISE, FOR OR IN CONNECTION WITH ANY SERVICES PROVIDED OR TO BE PROVIDED BY BAKER HUGHES, ITS REPRESENTATIVES OR ANY THIRD PARTY THAT PROVIDES A SERVICE PURSUANT TO SECTION 2.5 (EACH AS A “Baker Hughes Indemnified Party”) PURSUANT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY BAKER HUGHES INDEMNIFIED PARTY’S ACTIONS OR INACTIONS IN CONNECTION WITH ANY SUCH SERVICES OR TRANSACTIONS, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES, EXCEPT TO THE EXTENT THAT THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES SUFFER DAMAGES THAT ARE CAUSED BY, RESULT FROM, OR ARISE OUT OF OR IN CONNECTION WITH SUCH BAKER HUGHES INDEMNIFIED PARTY’S WILLFUL BREACH OF THIS AGREEMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ANY SUCH SERVICES, TRANSACTIONS, ACTIONS OR INACTIONS.

Section 5.2 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT IN CONNECTION WITH A THIRD PARTY CLAIM, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST REVENUES OR LOST PROFITS), INCLUDING LOSS OF FUTURE REVENUE OR

INCOME, LOSS OF BUSINESS, REPUTATION OR OPPORTUNITY OR DIMINUTION IN VALUE, WHETHER IN PERSONAL INJURY OR OTHER TORT (INCLUDING ANY NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.3 The Company’s Agreement to Indemnify. Subject to the limitations provided in this Article V, the Company shall indemnify and hold harmless each relevant Baker Hughes Indemnified Party from and against all Claims and Damages, and reimburse each relevant Baker Hughes Indemnified Party for all reasonable expenses related to or arising out of such Claims or Damages as they are incurred, whether or not in connection with a pending Proceeding and whether or not any Baker Hughes Indemnified Party is a Party, to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of such Baker Hughes Indemnified Party pursuant to this Agreement, the transactions contemplated by this Agreement or such Baker Hughes Indemnified Party’s actions or inactions in connection with any such Services or transactions; provided, however, that the Company shall not be responsible for any Claims or Damages of such Baker Hughes Indemnified Party to the extent that such Claims or Damages are caused by, result from, or arise out of or in connection with such Baker Hughes Indemnified Party’s willful breach of this Agreement or gross negligence or willful misconduct in connection with any such Services, transactions, actions or inactions (including any third party that provides a Service pursuant to Section 2.5).

Section 5.4 Baker Hughes’ Agreement to Indemnify. Subject to the limitations provided in this Article V, Baker Hughes shall indemnify and hold harmless the Company and its Representatives (each, a “Company Indemnified Party”) from and against all Claims and Damages, and reimburse each relevant Company Indemnified Party for all reasonable expenses related to or arising out of such Claims or Damages as they are incurred, whether or not in connection with a pending Proceeding and whether or not any Company Indemnified Party is a Party, to the extent caused by, resulting from or in connection with any Baker Hughes Indemnified Party’s willful breach of this Agreement or gross negligence or willful misconduct in connection with (a) any of the Services rendered or to be rendered by or on behalf of such Baker Hughes Indemnified Party pursuant to this Agreement, (b) the transactions contemplated by this Agreement or (c) such Baker Hughes Indemnified Party’s actions or inactions in connection with any such Services or transactions. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL BAKER HUGHES BE LIABLE TO ANY COMPANY INDEMNIFIED PARTY WITH RESPECT TO CLAIMS ARISING OUT OF THIS AGREEMENT FOR AMOUNTS IN THE AGGREGATE EXCEEDING THE AGGREGATE SERVICE CHARGES PAID OR TO BE PAID TO BAKER HUGHES UNDER THIS AGREEMENT.

Section 5.5 Conditions to Indemnification.

(a) All Claims for indemnification under Section 5.3 or Section 5.4 shall be asserted and resolved as this Section 5.5 provides.

(b) In the event a Indemnified Party (i) has determined that it has suffered or incurred Damages or (ii) receives notice of any threatened Proceeding or any commencement of any Proceeding, the written assertion of any Third-Party Claim or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 5.3 or Section 5.4, and such Indemnified Party intends to seek indemnity from another Party (the “Indemnifying Party”) pursuant to Section 5.3 or Section 5.4, such Indemnified Party shall provide the Indemnifying Party with written notice (a “Claim Notice”) of such determination, Proceeding, Third-Party Claim, penalty, assessment or judgment promptly after the Indemnified Party learns of or receives notice of such Proceeding, Third-Party Claim, penalty, assessment or judgment. Each Claim Notice shall describe, with as much detail as is reasonably practicable, the basis of the determination, Proceeding, Third-Party Claim, penalty, assessment or judgment, a copy of all papers served with respect to that Claim (if any) and all other material written evidence thereof and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third-Party Claim unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

(c) Upon receipt of a Claim Notice from an Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Third-Party Claim or any Proceeding resulting therefrom; provided, that the Indemnifying Party keeps the Indemnified Party reasonably informed of the status of the claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume and control the defense of a Third-Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article V for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party (and shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession, custody or control with respect to such Third-Party Claim and otherwise cooperate fully with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third-Party Claim, including by providing the Indemnifying Party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, that the Indemnifying Party shall not consent to any judgment or settle, compromise or make any other disposition of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) unless such judgment, settlement or compromise (i) includes as an unconditional term thereof the giving by the claimant or plaintiff of a full and unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim, (ii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party and (iii) is only for monetary damages. In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party will not settle, compromise or make any other disposition of such Third-Party Claim that would or might result in payment of an amount for which the Indemnifying Party would be liable under this Article V without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim the Indemnifying Party controls under this Section 5.5(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in the reasonable opinion of counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnified Party and the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (provided, that such counsel is limited to one separate firm of attorneys, in addition to one local counsel firm in each jurisdiction in which local counsel is reasonably required), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party.

(d) If the Indemnifying Party (i) elects not to defend the Indemnified Party under this Article V or (ii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 5.5(c) then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings. The Indemnified Party will have full control of such defense and proceedings; provided, however, the Indemnified Party will not settle, compromise or make any other disposition of any Third-Party Claim that would result in payment of an amount for which the Indemnifying Party would be liable under this Article V without the prior consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if it is determined that the Indemnifying Party does not have liability to the Indemnified Party under this Article V, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Section 5.5(d) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and, subject to the last sentence of this Section 5.5(d)¸ the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with its participation in such litigation at the Indemnified Party’s request. The Indemnifying Party may elect to participate in, but not control, any defense or settlement the Indemnified Party controls under this Section 5.5(d), and the Indemnifying Party will bear its own costs and expenses with respect to that voluntary participation.

Section 5.6 Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Article V relating to a Third-Party Claim will be made within 30 days after the latest of (i) the settlement of that Third-Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third-Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third-Party Claim.

Section 5.7 Procedures for Direct Claims.

(a) Except as otherwise may be ordered by a court of competent jurisdiction and notwithstanding anything herein to the contrary, the Baker Hughes Indemnified Parties and the Company Indemnified Parties shall bear their own costs, including counsel fees and expenses, incurred in connection with direct claims for indemnification against Baker Hughes or the Company, respectively, hereunder that are not based upon Third-Party Claims (“Direct Claims”). The Direct Claim shall be final and binding upon the Indemnifying Party unless the Indemnifying Party provides a written response to such Direct Claim no later than the forty-fifth (45th) day after its receipt of a Claim Notice with respect to a Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its representatives to investigate the matter or circumstance alleged to have given rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by making available such reasonably requested information and assistance (including reasonable access to the Baker Hughes Contributed Business’s premises and personnel and the right to inspect and copy any accounts, documents, records or other information) as the Indemnifying Party or any of its representatives may reasonably request.

(b) Payments of all amounts owing by a Party pursuant to Section 5.7(a) will be made within 30 days after the settlement, agreement or expiration of the period for appeal of a final adjudication of such Party’s liability with respect to such amount under this Agreement, in the event such Party has timely disputed the Claim giving rise to the obligation to make such payment, as provided above.

Section 5.8 Express Negligence. THE INDEMNITY AND RELEASES IN THIS AGREEMENT (INCLUDING THOSE CONTAINED IN ARTICLE II AND THIS ARTICLE V) ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES AND RELEASES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES OR WHETHER DAMAGES ARE ASSERTED IN CONTRACT, QUASI-CONTRACT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), PERSONAL INJURY OR OTHER TORT, UNDER LAW OR OTHERWISE.

Section 5.9 Limited Recourse. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (A) NO AFFILIATE OF ANY PARTY WILL HAVE ANY LIABILITY OR RESPONSIBILITY FOR, RELATING TO OR IN CONNECTION WITH A PARTY’S FAILURE TO PERFORM ANY TERM, COVENANT, CONDITION OR PROVISION OF THIS AGREEMENT AND (B) IN PURSUING ANY REMEDY FOR ANY PARTY’S BREACH OF ANY TERM, COVENANT, CONDITION OR PROVISION OF THIS AGREEMENT OR OF ANY DUTY OR STANDARD OF CONDUCT BASED ON THE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR PERSONAL INJURY OR OTHER TORT OR VIOLATION OF APPLICABLE LAW, OR OTHERWISE, THE OTHER PARTY WILL NOT HAVE RECOURSE AGAINST ANY PERSON OTHER THAN THE DEFAULTING OR BREACHING PARTY ITSELF, NOR AGAINST ANY ASSET OTHER THAN THE ASSETS OF THE DEFAULTING OR BREACHING PARTY.

Section 5.10 Limitation of Remedies.

(a) In the event Baker Hughes fails to provide, or cause to be provided (including any third party providing a service pursuant to Section 2.5), a Service in accordance herewith, the sole and exclusive remedy of the Company (other than any right to indemnification under this Article V) shall be, at the Company’s sole discretion, within 60 days from the date that Baker Hughes first fails to provide such Service, (i) to have the Service re-performed, (ii) to not pay for such Service, or if payment has already been made, to receive a refund of the payment made for such defective Service or (iii) to be compensated for the Company’s incremental cost of performing the Service itself or of obtaining an alternative means of providing such Services; provided that such incremental cost shall not exceed 15% of the applicable Service Charge.

(b) Without limiting the generality of any other provision hereof, it is not the intent of Baker Hughes or its Affiliates to render professional advice or opinions, whether with regard to tax, legal, treasury, finance, intellectual property, employment or other matters; the Company shall not rely on any Service rendered by or on behalf of Baker Hughes or its Affiliates for such professional advice or opinions; and notwithstanding the Company’s receipt of any proposal, recommendation or suggestion in any way relating to tax, legal, treasury, finance, intellectual property, employment or any other subject matter, the Company shall seek all third party professional advice and opinions as it may desire or need, and in any event the Company shall be solely responsible for and assume all risks associated with the Services, except to the limited extent set forth in this Section 5.10 and Article V; and, with respect to any software or documentation within the Services, the Company shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons and shall not act as a service bureau or consultant in connection with such software.

(c) A material inducement to the provision of the Services is the limitation of liability, damages and recourse set forth herein and the release and indemnity provided by the Company in this Article V.

Section 5.11 Insurance. Each Party acknowledges and agrees that it shall (a) use its commercially reasonable efforts to cause the Company’s workers compensation coverage to be the sole and exclusive remedy with respect to any liability arising out of the provision of Services hereunder or under the Baker Hughes Employee Services Agreement that is (x) ordinarily covered through workers compensation insurance and (y) is the responsibility of the Company hereunder or under the Baker Hughes Employee Services Agreement, as applicable, and (b) to the extent practicable, include Baker Hughes, in the case of the Company, or include the Company, in the case of Baker Hughes, on an alternate employer endorsement under such workers compensation insurance policy. The Parties each further acknowledge and agree that the Company shall not be responsible for any deductible under Baker Hughes’ workers compensation insurance policy or any Baker Hughes self-insured amounts.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality. The Parties each acknowledge and agree that Section 7.07 of the Contribution Agreement shall apply to information, documents, plans and other data made available or disclosed by one Party to the other in connection with this Agreement.

ARTICLE VII

FORCE MAJEURE

Section 7.1 Performance Excused. No failure or omission by either Party to perform or carry out its obligations in accordance with this Agreement (other than the obligation to make payment) shall give rise to any Claim by the other Party or be deemed a breach of this Agreement if such failure or omission arises from a Force Majeure Event.

Section 7.2 Notice. The Party claiming suspension due to a Force Majeure Event, assuming reasonably practicable, shall give notice to the other Party of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

Section 7.3 Cooperation. Each Party shall exercise commercially reasonable efforts to minimize the effect of any Force Majeure Event on its obligations, and the standard of care that Baker Hughes shall provide in delivering a Service after a Force Majeure Event shall be substantially the same as the standard of care that Baker Hughes provides to its Affiliates and its other business components with respect to such Service. During the period of a Force Majeure Event, the Company shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure Event) if a Force Majeure Event shall continue to exist for more than 30 consecutive days, it being understood that Company shall not be required to provide any advance notice of such termination to Baker Hughes following such period.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by the Parties. Notwithstanding any provision of this Agreement, this Agreement, including Article V hereof, may be amended or modified at any time by the Parties without the need or requirement of any consent or approval of any other respective Company Indemnified Party or Baker Hughes Indemnified Party, and any amendment or modification agreed to by the Parties shall be binding on all Company Indemnified Parties and all Baker Hughes Indemnified Parties. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgement written in connection with this Agreement conflict, the provisions of this Agreement shall prevail.

Section 8.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Party. Any attempted assignment in violation of this Section 8.2 shall be void and without effect.

Section 8.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.4 Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, breach or non-compliance with this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, breach or non-compliance with this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 8.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.6 Disputes; Governing Law.

(a) In the event of any dispute, controversy or Claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including Claims seeking redress or asserting rights under any Law (each, a “Dispute”), the Company and Baker Hughes agree that the Service Coordinators (or such other people as the Company and Baker Hughes may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of the Company and Baker Hughes within 60 days after the initial notice of the Dispute (or such longer period as the Parties may agree), then, Warren Zemlak on behalf of the Company and Ralph Foxworthy on behalf of Baker Hughes shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional 20 days (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such Dispute amicably, then such Dispute shall be resolved in accordance with Sections 13.05 and 13.06 of the Contribution Agreement.

(b) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 8.7 Notices and Addresses. Except with respect to routine communications between the Service Coordinators under Section 2.4, all notices, requests, claims, demands and other communications under this Agreement shall be governed by the provisions of Section 13.01 of the Contribution Agreement.

Section 8.8 Third-Party Beneficiaries. This Agreement is solely for the benefit of (a) the Company (and its successors and permitted assigns), with respect to the obligations of Baker Hughes under this Agreement; and (b) Baker Hughes (and is successors and permitted assigns), with respect to the obligations of the Company under this Agreement. Except as Article V provides with respect to rights to indemnification, this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right.

Section 8.9 Relationship of the Parties. This Agreement is not intended to and shall not be construed as creating a fiduciary relationship, joint venture, partnership, relationship of trust or agency or other association within the meaning of the common law or under the laws of the state in which either party is incorporated, organized or conducting business. It is the intent of the parties that with respect to performing the Services hereunder, Baker Hughes is an independent contractor and shall provide the Services in accordance with the reasonable instructions provided by authorized representatives of the Company, subject to the provisions of this Agreement.

Section 8.10 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.11 Construction Rules. Interpretation of this Agreement shall be governed by the rules of construction set forth in Section 1.02 of the Contribution Agreement.

Section 8.12 Further Assurances. From time to time, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall, without any additional consideration, take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request.

Section 8.13 Survival. The Parties agree that Article I, Article V, Article VI, Article VII, Article VIII, and Section 2.6(c) will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly signed by or on behalf of each of the undersigned as of the day first above written.

BAKER HUGHES OILFIELD OPERATIONS, INC.

By:	/s/ Martin Craighead
	Name:	Martin Craighead
	Title:	Chief Executive Officer

BJ SERVICES, LLC

By:	/s/ Lee Whitley
	Name:	Lee Whitley
	Title:	Vice President

[Signature Page to Transition Services Agreement]